Exhibit 99.2

Contacts:

Cytokinetics Incorporated	Burns McClellan, Inc.
Robert I. Blum	Clay Kramer (investors)
EVP, Corporate Development and Commercial Operations & CBO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
CYTOKINETICS PROVIDES CLINICAL TRIALS UPDATE FOR ISPINESIB (SB-715992)
Drug Candidate Demonstrates Sufficient Anti-Tumor Activity to Proceed
in its Phase II Locally Advanced or Metastatic Breast Cancer Clinical Trial
Drug Candidate Does Not Demonstrate Sufficient Anti-Tumor Activity to Proceed
in the Platinum-Refractory Arm of its Phase II Non-Small Cell Lung Cancer Clinical Trial
South San Francisco, CA, September 27, 2005 — Cytokinetics, Incorporated (Nasdaq: CYTK) announced the results from planned interim analyses of two Phase II clinical trials of ispinesib administered as monotherapy in the treatment of patients with locally advanced or metastatic breast cancer and the treatment of patients with platinum-refractory non-small cell lung cancer, both Phase II clinical trials being conducted by its alliance partner, GlaxoSmithKline (GSK).
In the treatment of locally advanced or metastatic breast cancer patients, ispinesib has demonstrated sufficient clinical activity to proceed to the next stage of the Phase II clinical trial. In the platinum-refractory treatment arm of the non-small cell lung cancer trial, ispinesib did not demonstrate sufficient clinical activity to proceed to the next stage of the Phase II clinical trial for this stratum. A second platinum-sensitive patient treatment arm in that trial continues. Both clinical trials employ a conventional Green-Dahlberg design which specifies that the advancement to the second stage requires the satisfaction of pre-defined efficacy criteria. These clinical trials are the first to reach the stage of interim data analysis from a broad Phase II program of ispinesib that is designed to determine potential anti-cancer activity and relevant clinical effect in nine Phase II clinical trials encompassing multiple tumor types under the sponsorship of GSK or the National Cancer Institute (NCI).
In an ongoing Phase II clinical trial designed to evaluate the safety and efficacy of ispinesib in the second- or third-line treatment of patients with locally advanced or metastatic breast cancer whose disease has recurred or progressed despite treatment with anthracyclines and taxanes, the drug candidate has satisfied the criteria for advancement to the next stage. This clinical trial is now planned to proceed to full enrollment of 55 evaluable patients. This clinical trial is designed to require a minimum of 3 confirmed partial or complete responses out of 30 evaluable patients to proceed to stage 2. The trial’s primary endpoint is response rate as determined using RECIST criteria. The best overall responses observed to date have been partial responses observed in 3 patients. All patients enrolled to date in this clinical trial have had metastatic disease. Interim results from this clinical trial have been accepted for presentation at the 28th San Antonio Breast Cancer Symposium to be held from December 7-10, 2005.
In a Phase II clinical trial designed to evaluate the safety and efficacy of ispinesib in the second-line treatment of patients with either platinum-sensitive or platinum-refractory non-small cell lung cancer, the drug candidate has not satisfied the criteria for advancement to the next stage in the platinum-refractory treatment arm. The platinum-sensitive treatment arm continues to treat patients but has not yet reached the interim analysis stage. This clinical trial is designed to require a minimum of 1 confirmed partial or complete response out of 20 evaluable patients in a treatment arm to proceed to stage 2 in that treatment arm. The trial’s primary endpoint is response rate as determined using RECIST criteria. The best overall responses observed to date in the platinum-refractory treatment arm of this clinical trial have been disease stabilization observed in 5 of 20 evaluable patients. Overall, median time to disease progression was 6 weeks; in the 5 patients whose best response was stable disease, median time to progression was 12 weeks. The safety and pharmacokinetics of ispinesib in the platinum-refractory arm of this clinical trial appear comparable to that observed from its Phase I clinical trial at equivalent doses. Data from the platinum-sensitive treatment arm of this clinical trial are expected to be announced by the end of 2005.
“We are pleased to share the data recently emerging from our ongoing Phase II clinical trials program with ispinesib,” stated James Sabry, M.D., Ph.D., President and Chief Executive Officer. “Today’s announcements are encouraging as we have now observed measurable anti-cancer activity with this mechanism in the second-line and third-line treatment of locally advanced or metastatic breast cancer patients and the first evidence of confirmed tumor shrinkage due to treatment of cancer patients with ispinesib.”

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Cytokinetics Update on Clinical Trials with Ispinesib

“We are now seeing evidence of potential clinical benefit of ispinesib demonstrated in the form of tumor shrinkage in locally advanced or metastatic breast cancer patients,” said Dr Allen Oliff, Senior Vice President of the Microbial, Musculoskeletal and Proliferative Diseases Center for Excellence in Drug Discovery at GlaxoSmithKline. “We look forward to further data arising out of our broad clinical trials program designed to evaluate the full potential of this novel drug candidate.”
Conference Call / Webcast
Cytokinetics will host a conference call on Tuesday, September 27, 2005 at 6:00 p.m. Eastern Time. The conference call will be simultaneously webcast and will be accessible in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call will also be accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 9953889. An archived replay of the webcast will be available via Cytokinetics’ website until October 4, 2005. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 9953889 from September 27, 2005 at 7:00 p.m. Eastern Time until October 4, 2005.
Background on KSP Inhibitors
Since their introduction over 40 years ago, anti-mitotic drugs (taxanes and vinca alkaloids) have advanced the treatment of cancer and are commonly used for the treatment of several tumor types. However, these drugs have demonstrated limited treatment benefit against certain cancers. In addition, these drugs target tubulin, a cytoskeletal protein involved not only in mitosis and cell proliferation, but also in other important cellular functions. Inhibition of these other cellular functions produces dose-limiting toxicities such as peripheral neuropathy, an impairment of the peripheral nervous system. Neuropathies result when these drugs interfere with the dynamics of microtubule filaments that are responsible for the long-distance transport of important cellular components within nerve cells.
The strategic alliance between Cytokinetics and GSK has yielded two novel drug candidates, ispinesib (SB-715992) and SB-743921. Ispinesib and SB-743921 are structurally distinct small molecule compounds that modulate cell proliferation and promote cancer cell death by specifically inhibiting kinesin spindle protein (KSP). KSP is a mitotic kinesin that is essential for cell proliferation, a process which when unregulated, results in tumor growth. Mitotic kinesins are essential to mitosis, and, unlike tubulin, appear to have no role in unrelated cellular functions. We believe that drugs that inhibit KSP and other mitotic kinesins may represent the next generation of anti-mitotic cancer drugs by arresting mitosis and cell proliferation without impacting unrelated, normal cellular functions, avoiding many of the toxicities commonly experienced by patients treated with existing anti-mitotic drugs.
Clinical Trials Status for Ispinesib
Ispinesib is the subject of a broad clinical trials program under the sponsorship of GSK and the NCI. GSK is conducting three Phase II clinical trials, one evaluating ispinesib as second- or third-line treatment for patients with locally advanced or metastatic breast cancer, one evaluating ispinesib as second-line treatment for patients with platinum-sensitive non-small cell lung cancer and one evaluating ispinesib as second-line treatment for patients with advanced ovarian cancer. In addition, GSK is continuing three dose-escalating Phase Ib clinical trials. Each of these clinical trials is designed to evaluate the safety, tolerability, and pharmacokinetics of ispinesib in combination with a leading anti-cancer therapeutic, one in combination with carboplatin, the second in combination with capecitabine, and the third in combination with docetaxel. The NCI, in collaboration with GSK, continues patient enrollment in five additional Phase II clinical trials evaluating the potential efficacy of ispinesib in the second-line treatment of patients with colorectal cancer, in the first-line treatment of patients with hepatocellular cancer, in the first-line treatment of patients with melanoma, in the first-line or second-line treatment of patients with head and neck cancers, and in the second-line treatment of patients with hormone-refractory prostate cancer. In addition, the NCI plans to initiate an additional Phase II clinical trial to evaluate the potential efficacy of ispinesib as second-line treatment of patients with renal cell cancer. The NCI also continues patient enrollment in two additional Phase I clinical trials designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib on an alternative dosing schedule. One clinical trial is enrolling patients with advanced solid tumors that have failed to respond to all standard therapies and the other clinical trial is enrolling patients with acute leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes.
About Cytokinetics
Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other

Cytokinetics Update on Clinical Trials with Ispinesib

diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and may therefore be less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for ispinesib (SB-715992) and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently initiated a Phase I clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the treatment of heart failure. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to our and our partners’ clinical research and development programs, including expected future clinical trials and announcement of results from current clinical trials and statements regarding the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets and Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs). For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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